Exhibit 5.1

August 13, 2007

Great Plains Energy Incorporated
1201 Walnut
Kansas City, Missouri 64106

Re:          Great Plains Energy Incorporated, (the “Company”)
                Registration Statement on Form S-4

Ladies and Gentlemen:

I have acted as counsel to the Company in connection with the Amendment No. 2 to the Registration Statement on Form S-4 (the “Registration Statement”), to be filed with the Securities Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance of up to 32,188,797 shares (the “Shares”) of Company common stock in connection with the Agreement and Plan of Merger among the Company Aquila, Inc., Gregory Acquisition Corp. and Black Hills Corporation dated as of February 6, 2007 (the “Merger”).

In rendering the opinions expressed below, I have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith. I have also examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion letter. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all persons other than the officers or directors of the Company, and the conformity with the original documents of any copies thereof submitted to me for examination.

Based on the foregoing, I am of the opinion that the Shares, when issued in accordance with the provisions of the Merger set forth in the Prospectus included in the Registration Statement, will be validly issued, fully paid and non-assessable.

I am licensed to practice law in the State of Missouri and the foregoing opinions are limited to the laws of the State of Missouri. This opinion letter is based on the law in effect, and the facts and circumstances existing, on the date of this letter. I assume no obligations to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to my attention with respect to the opinions and statements expressed above, including any changes in applicable law which may hereafter occur.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion in the Prospectus contained in the Registration Statement.

Very truly yours,

/s/ Mark G. English
General Counsel and Assistant Secretary